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                                                  Exhibit 99.1

                                                  NEWS      13710 FNB Parkway
[NORTHERN BORDER PARTNERS, L.P. LOGO]             RELEASE   Omaha, NE 68154-5200
                                                  For Further Information
                                                  Contact:

                                                  Media Contact:
                                                  Beth Jensen
                                                  (402) 492-3400

                                                  Investor Contacts:
                                                  Ellen Konsdorf
                                                  Jan Pelzer
                                                  (877) 208-7318



NORTHERN BORDER PARTNERS, L.P. TO PURCHASE
REMAINING INTERESTS IN GUARDIAN PIPELINE, L.L.C.

FOR IMMEDIATE RELEASE:  Thursday, March 30, 2006

         OMAHA -- Northern Border Partners, L.P. (NYSE - NBP) announced today that it will purchase additional 66 2/3 percent interests in Guardian Pipeline, L.L.C. for approximately $77 million. The interests are currently held by Wisconsin Energy Corporation (NYSE: WEC) (33 1/3 percent) and a subsidiary of WPS Resources Corporation (NYSE: WPS) (33 1/3 percent). The purchase is expected to close by the end of April 2006, subject to receipt of all necessary approvals. Following completion of the transaction, Northern Border Partners, through its subsidiaries, will own 100 percent of Guardian Pipeline, L.L.C.

         Guardian Pipeline is a 143-mile interstate natural gas pipeline system that commenced service in December 2002. It is currently capable of transporting 750,000 dekatherms per day (Dth/d) of natural gas from Joliet, Illinois to Ixonia, Wisconsin.

         On February 7, 2006, Guardian announced that it will expand and extend the existing pipeline approximately 106 miles from Ixonia to the Green Bay area. The expansion would bring an additional 537,200 Dth/d of capacity to eastern Wisconsin. Two major Wisconsin utility companies have entered into natural gas transportation agreements to support the project. Capital costs are estimated to range between $200 million and $250 million and construction could begin after approval by the Federal Energy Regulatory Commission, which is expected in late 2007. The project is targeted for completion in November 2008.

         "We are excited about the opportunity to own 100 percent of the existing Guardian pipeline as well as the opportunity to build, own and operate Guardian's expansion and extension to Green Bay. Consolidating Guardian's ownership adds strategic benefits to the Partnership as well as significant fee-based revenue under long-term contracts," said Bill Cordes, chief executive officer of Northern Border Partners. "As we move forward with this project, we are pleased to be a part of new pipeline infrastructure that will provide natural gas customers in Wisconsin with the necessary choices to support growth and competition."

         Upon completion of the transaction, Guardian's financial results will be consolidated and reported in the Partnership's interstate pipeline segment instead of reflected as equity earnings of unconsolidated affiliates on the income statement.

         Operating income and depreciation expense for Guardian for the full year 2006 are expected to be $20 million to $23 million, and $6 million to $7 million, respectively.

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         Northern Border Partners, L.P. is a publicly traded partnership whose purpose is to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information may be found at http://www.northernborderpartners.com.

         Wisconsin Energy Corporation, based in Milwaukee, is a Fortune 500 energy company serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula, and more than one million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's nonutility businesses include energy development, recycling and renewable energy, and real estate development.

         One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.wisconsinenergy.com) has more than 5,300 employees, approximately 56,000 registered stockholders and more than $10 billion of assets.

         Wisconsin Public Service Corporation, a wholly owned subsidiary of WPS Resources Corporation, is an investor-owned electric and natural gas utility headquartered in Green Bay, Wisconsin. It serves approximately 420,000 electric customers and 309,000 retail natural gas customers in residential, agricultural, industrial, and commercial markets, as well as wholesale customers. The company's service area includes northeastern and central Wisconsin, as well as an adjacent portion of Upper Michigan. Information is available online at www.wisconsinpublicservice.com

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: approval of the Hart-Scott-Rodino Act filing by the Federal Trade Commission of the acquisition and satisfaction of other closing conditions; receipt of certain approvals from the parties to the precedent agreements; timely receipt of right-of-way, regulatory clearances and approval for the expansion project; our ability to promptly obtain all necessary materials and supplies required for construction; timely completion of construction; competitive conditions in the overall natural gas market; and performance of contractual obligations by the shippers.


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